Braver PC
Accountants & Advisors

January 16, 2014

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Re: Form 8-K Attachment – Change of Accountants' Letter

Commissioners:

We have read the statements made by FSP Galleria North Corp. under Item 4.01 of its Form 8-K dated January 16, 2014. We agree with the statements concerning our Firm and the principal accountant's reports prepared by our Firm, in such Form 8-K; we are not in position to agree or disagree with other statements of FSP Galleria North Corp. contained therein.

Very truly yours,

Braver P.C.

Braver P.C.

mgi BUSINESS SOLUTIONS WORLDWIDE
Needham
Taunton
155 South Main Street, Suite 100, Providence, RI 02903 T 401.421.2710 F 401.274.5230 www.thebravergroup.com Providence